FORM OF LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS
                       TRUST COMPANIES AND OTHER NOMINEES

                                                                EXHIBIT (a)(1)-D


                        THE VERMONT TEDDY BEAR CO., INC.
                        Offer To Purchase For Cash Up To
                      3,000,000 Shares of its Common Stock

                THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
            EXPIRE AT 5:00 P.M., EASTERN TIME, ON SEPTEMBER 27, 2002,
                          UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,
         Trust Companies and Other Nominees:

         The Vermont Teddy Bear Co., Inc., a New York corporation (the "Company"), is offering to purchase for cash up to 3,000,000 shares of its common stock, $0.05 par value per share, at a per share purchase price of $3.50 per share, upon the terms and subject to the conditions set forth in the Company's Offer to Purchase, dated August 21, 2002, and in the related Letter of Transmittal, which together constitute the "offer."

         Upon the terms and subject to the conditions of the offer, if, at the expiration of the offer, more than 3,000,000 shares are validly tendered and not withdrawn, the Company will buy shares on a pro rata basis, from all shareholders who properly tender their shares and do not withdraw them prior to the expiration of the offer. See Sections 1 and 2 of the Offer to Purchase. All shares not purchased pursuant to the offer, including shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the expiration date.

         THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED PURSUANT TO THE OFFER. SEE SECTION 5 OF THE OFFER TO PURCHASE.

         No fees or commissions will be payable to brokers, dealers or any person for soliciting tenders of shares pursuant to the offer. The Company will, upon request, reimburse brokers and banks for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the offer to their customers. The Company will pay all stock transfer taxes applicable to its purchase of shares pursuant to the offer, subject to instruction 6 of the letter of transmittal.

         No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, other than Continental Stock Transfer & Trust Company as "depositary" for purposes of the offer.

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         For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

         1. Offer to purchase, dated August 21, 2002;

         2. A letter to the shareholders of the Company dated August 21, 2002 from Elisabeth B. Robert, President and Chief Executive Officer of the Company;

         3. Letter to clients which may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining the clients' instructions with regard to the offer;

         4. Letter of transmittal for your use and for the information of your clients, together with an accompanying Form W-9; and

         5. The Notice of Guaranteed Delivery to be used to accept the offer and tender shares pursuant to the offer if none of the procedures for tendering shares set forth in the offer to purchase can be completed on a timely basis.

         WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON SEPTEMBER 27, 2002, UNLESS THE OFFER IS EXTENDED.

         In order to take advantage of the offer, a duly executed and properly completed letter of transmittal and any other required documents should be sent to the depositary with either certificate(s) representing the tendered shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the letter of transmittal and the offer to purchase.

         Any inquiries you may have with respect to the offer should be addressed to the depositary at the addresses and telephone numbers set forth on the letter of transmittal.

         Additional copies of the enclosed material may be obtained from D.F. King & Co., Inc. at telephone: (212) 269-5550.

                                         Very truly yours,

                                         THE VERMONT TEDDY BEAR CO., INC.

Enclosures

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NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR
ANY OTHER PERSON AS AN AGENT OF VERMONT TEDDY BEAR CO., INC. OR ANY OF ITS AFFILIATES OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.